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                                                                  Exhibit 21.1


SUBSIDIARIES OF THE COMPANY:

NAME OF SUBSIDIARY                           STATE/JURISDICTION OF ORGANIZATION

Neuberger Berman, LLC                                     Delaware

Neuberger Berman Management Inc.                          New York

Neuberger Berman Trust Company                            New York

Neuberger Berman Trust Company of Delaware                Delaware

Neuberger Berman Trust Company of Florida                 Florida

Neuberger Berman National Trust Company                   Delaware

Neuberger & Berman Agency, Inc.                           New York

Neuberger Berman PTY LTD                                  Australia

Neuberger Berman Asset Management, LLC                    Delaware